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                                                                       Exhibit 1

                    STOCK PURCHASE AGREEMENT


     This Agreement, entered into by and between Nathan W. Drage, P.C. Escrow Agent, acting on behalf of one or more purchasers (hereinafter the "Purchaser"), and Hecla Mining Company, a Shareholder ("the Shareholder") of ConSil Corp., an Idaho corporation (hereinafter the "Company").

                              W I T N E S S E T H:

     WHEREAS, Purchaser wishes to acquire, and Shareholder is willing to sell, shares which it owns in the Company in exchange for cash consideration;

     NOW, THEREFORE, in consideration of the mutual terms and covenants set forth herein, Purchaser and Shareholder agree as follows:

                           ARTICLE I
           Shares to be Purchased and Purchase Price

     1. Seller shall deliver to Purchaser certificates of the shares to be purchased ("the Shares"), which certificates will be accompanied by duly executed stock powers in blank, with signatures thereon medallion guaranteed. The Shares shall total 7,418,300 shares pre-split.

     2. In exchange for the sale of shares to Purchaser, Purchaser shall pay to the Shareholder $225,000, of which $50,000 has already been paid as a non-refundable deposit. The balance of $175,000 shall be paid on the Closing Date.

     3. Following receipt of the $175,000, Shareholder shall send via overnight delivery service the appropriate share certificates as provided herein.















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                          ARTICLE II
                 Representations and Warranties

1.  Shareholder represents and warrants to Purchaser as follows:

     a.  Ownership of Stock.

          Shareholder is the record owner and holder of the Shares, which shares are fully paid and non-assessable shares of the Company. The Shareholder will continue to own such shares of the stock of the Company until the delivery thereof to the Purchaser on the closing date and all such shares of stock are or will be, on the closing date, owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability, however, restrictions may apply with regards to the
(i) listing of the Company shares on the CDNX (Canadian Venture Exchange); (ii) that certain certificates of the Shares contain a restrictive legend to the effect that such shares are held by the Shareholder for investment purposes and are not registered under the Securities Act of 1933; and (iii) holding more than 10% of the outstanding capital stock of the Company may subject the holder to certain trading restrictions under the U.S. Securities Laws due to the status of the holder as an affiliate of the Company. The Shareholder will have full power and authority to assign and transfer his shares of the Company in accordance with the terms hereof.

     b.  Capitalization.

          Except for this Agreement, and except as disclosed in periodic reports filed with the Securities and Exchange Commission or except those that will be released/waived at closing, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the stock of the Company owned by Shareholder, or which would result in the Company being obligated to issue shares in addition to what is currently issued and outstanding.

     c.  Liabilities.

          Except as listed in Schedule A, there are no claims, litigation, or liabilities, whether arising out of contract or tort, or with regard to any environmental issues or governmental regulations and administrative proceedings, which are not disclosed in the documents filed with the Securities and Exchange Commission on Forms 10Q, 10K, or 8K.





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     d.  Accuracy of Periodic Report Filings.

          Except for the number of authorized shares of common stock shown on the Periodic Reports since 1997, the Periodic Reports, filed by the Company while the Shareholder was a controlling shareholder, are accurate in all material respects.

2.  Purchaser Represents and Warrants to Shareholder as follows:

     a.    Purchaser   is  a  sophisticated  investor  and  fully   capable   of
understanding and bearing the risks associated with the purchaser of securities in general, and the Shares in particular.

     b. Purchaser has had an opportunity to review documents filed by the Company with the Securities and Exchange Commission and has had an opportunity to perform such due diligence as Purchaser deemed necessary to make an investment decision.

     c. Following the purchaser of shares herein provided for, Purchaser shall cause the Company to irrevocably assign any royalty rights, owned by the Company, to the Shareholder in exchange for the cancellation of all but $900,000 in debt owed by the Company to the Shareholder.

     d. Purchaser is acquiring the Shares for its account for investment and not with a view to the public sale or distribution thereof. Purchaser agrees that it will not sell or otherwise transfer ownership of the Shares acquired pursuant to this Agreement (other than a transfer to a wholly-owned subsidiary or parent corporation of the Purchaser), unless (a) there is an effective registration statement under the Securities Act of 1933 and applicable state securities laws covering any such transactions, or (b) the Purchaser receives an opinion, in form and substance satisfactory to the Company, of legal counsel of Purchaser stating that an exemption from registration is available.

                          ARTICLE III
                        Indemnification

     1.  By The Shareholder.

     The Shareholder hereby indemnifies Purchaser for any loss, cost, expense or other damage suffered by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by the Company herein, and any claims arising from the operations of the Company prior to the Closing Date.




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     2.  By the Purchaser.

     The Purchaser hereby indemnifies the Shareholder for any loss, cost, expense or other damage suffered by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by the Purchaser herein.

     Purchaser hereby releases and indemnifies the Shareholder of any liability relating to compliance with listing rules of the CDNX relating to this transaction.

                           ARTICLE IV
                            Closing

     1. Time. The closing of this transaction ("closing") shall be upon July 10, 2001 at such place as the parties hereto shall agree upon. Such date is referred to in this agreement as the "closing date."

     2     Documents To Be Delivered by Shareholder.  At the closing Shareholder shall deliver to Purchaser the following documents:

          (a) Certificates and stock powers for all shares of stock of the Company in the manner and form required above.

          (b) Such other documents of transfer, certificates of authority and other documents as Purchaser may reasonably request.

     3. Items To Be Delivered by Purchaser. At the closing Purchaser shall deliver to Shareholder $175,000 by wire transfer to Purchaser's designated account.

                           ARTICLE V
                         Miscellaneous

     1.    Notices.   All  notices, requests, demands and  other  communications hereunder shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

          (a) If to the Purchaser, to Nathan W. Drage, at 6975 South Union Park Center, Suite 600, Midvale, Utah 84047, or to such other person and place as the Purchaser shall furnish to the Shareholder in writing; or






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          (b)  If to the Shareholder, to Michael B. White, Vice President, Hecla
Mining Company, 6500 Mineral Drive, Coeur d'Alene, Idaho 83815, or to such other person and place as the Shareholder shall furnish to Purchaser in writing.

      2. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah.

     3. Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

     4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

     5. Holidays. If any obligation or act required to be performed hereunder shall fall due on a Saturday, Sunday or other day which is a legal holiday established by the State of Utah, such obligation or act may be performed on the next succeeding business day with the same effect as if it had been performed upon the day appointed.

     6. Computation of Time. The time in which any obligation or act provided by this Agreement is to be performed is computed by excluding the first day and including the last, unless the last day is a holiday, in which event such day shall also be excluded.

     7. Governing Law and Venue. This Agreement shall be governed by and interpreted pursuant to the laws of the Sate of Utah Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction within the State of Utah and in no other place.

     8. Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.




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     9.    No Other Agreements.  This Agreement constitutes the entire Agreement between the parties and there are and will be no oral representations which will be binding upon any of the parties hereto.

     10. Rights are Cumulative. The rights and remedies granted hereunder shall be in addition to and cumulative of any other rights or remedies provided under the laws of the State of Utah.

     11. Waiver. No delay or failure in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in default. No single or partial exercise of any power or right hereunder shall preclude any other or further exercise thereof or the exercise of any other power or right.

     12. Survival of Covenants, Etc. All covenants, representations, warranties and indemnities made herein to any parties or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied, or two years, whichever is sooner.

     13. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transaction(s) contemplated herein.

     14. Amendment. This Agreement or any provision hereof may not be changed, waived terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

     15. Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     16. Counterparts. This agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument, provided that Purchaser shall have no obligations hereunder until all Shareholder have become signatories hereto.







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     IN  WITNESS  WHEREOF,  the  parties hereto  executed  the  foregoing  Stock
Purchase Agreement effective the 10th day of July 2001.


PURCHASER/ESCROW AGENT:            NATHAN W. DRAGE, P.C.


                                   By:   /s/ Nathan W. Drage
                                        _____________________________
                                        Nathan W. Drage, Esq.



SHAREHOLDER:                       HECLA MINING COMPANY


                                   By:   /s/ Michael B. White
                                        ____________________________
                                        Michael B. White